Exhibit 99.1
EBIX ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR
RESULTS
•	Record Quarterly Revenue of $31.3 Million, up 55% Year-Over-Year

•	Record Full Year Revenue of $97.7 Million, up 31% Year-Over-Year

•	Q4 Pre-Split Diluted EPS of $0.92, up 40% Year-Over-Year

•	Full Fiscal Year Pre-Split Diluted EPS of $3.10, up 36% Year-Over-Year

•	Q4 Net Income of $12.1 Million, up 53% Year-Over-Year

•	Full Year Net Income of $38.8 Million, up 42% Year-Over-Year
ATLANTA, GA — March 8, 2010 — Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today reported results for the fiscal fourth quarter and full year ended December 31, 2009.
“These results mark 10 years of continued sequential growth for Ebix in the areas of revenue, net income and diluted EPS,” said Robin Raina, chairman, president and CEO, Ebix Inc. “Our Q4 and full year results both are record results for the Company. These results demonstrate our ability to withstand difficult times in the industry and the economy. To come up with our best ever results in a year, which was easily considered the worst year in a decade for the insurance industry, makes this year’s performance even more special for us. We believe that the story can get even better from here.”
Ebix delivered the following results for the fourth quarter and full year of 2009:
Revenues: Total Q4 2009 revenue was $31.3 million, an increase of 55% on a year-over-year basis, as compared to Q4 2008 revenue of $20.1 million.
For the full fiscal year of 2009, the Company reported revenue of $97.7 million, an increase of 31% from the prior year revenues of $74.8 million.
Net Income: Q4 2009 net income was $12.1 million, an increase of 53% on a year-over-year basis, as compared to Q4 2008 net income of $7.9 million.
For the full fiscal year of 2009, the Company reported net income of $38.8 million, an increase of 42% from the prior year net income of $27.3 million.
Earnings per Share: Q4 pre-split diluted earnings per share rose 40% year-over-year to $0.92, as compared to $0.66 in the fourth quarter of 2008. For purposes of the Q4 2009 EPS calculation, there was an average of 13.2 million pre-split diluted shares outstanding during the quarter, as compared to 12.3 million pre-split diluted shares outstanding in Q4 of 2008.
For the full year of 2009, pre-split diluted earnings per share rose 36% year-over-year to $3.10. For purposes of the EPS calculation, there was an average of approximately 12.7 million diluted shares outstanding during the year 2009 as compared to an average of 12.3 million pre-split diluted shares outstanding in 2008.
Cash: Cash generated from operations for the fiscal fourth quarter was $11.8 million, up 59% year-over-year. For the full year, operating cash flow totaled $33.9 million, up 26% year-over-year. After paying approximately $33.7 million in cash for two acquisitions (Peak and EZ Data) and the purchase of a new building in India in Q4 of 2009, the Company’s cash balance as of 31st December 2009 was approximately $19.2 million.
Margins: Our net margins continue to improve, increasing to 40% for 2009 from 37% in 2008.

Customers: An estimated 99.5% plus of Ebix’s clients from 2008 renewed their business with Ebix in the year 2009, meaning that Ebix did not lose a single customer across the world that accounted for more than 0.5% of Ebix’s revenues in the year 2008 or 2009.
Channel Revenues: The Exchange channel grew 78% year over year to $21.4 million or 68% of the Q4 revenues. The BPO channel grew 33% year over year, to $4 million or 13% of the Q4 revenues. The Broker Channel grew 87% year over year, to $3.4 million or 11% of the Q4 revenues. The Carrier channel dropped 23% year over year, to $2.5 million or 8% of the Q4 revenues.
Tax Adjustments: The Q4 and full year results include a non-recurring tax benefit from the partial reversal of valuation allowance equivalent to $2.8 million, which had been held against the related cumulative legacy net operating losses. The Q4 and full year results also include a one-time non-recurring expense of $2.4 million, accrued by the Company towards increasing its FIN 48 tax reserves.
Tax forecast for 2010 and beyond: The Company expects its blended worldwide income tax rate to be in the range of 6-8% for the fiscal year 2010; and a gradual increase to a blended worldwide tax rate of 8-12% over the following few years.
R&D Headquarters: As a part of its efforts to grow across the world, the Company has centralized its international intellectual property and development operations in Singapore and India with over 60% of its R&D staff based in these two countries. Ebix is entitled to a subsidized tax rate of 10% in Singapore and a zero percent tax rate till the year 2015 in India.
Ebix chairman, president & CEO Robin Raina added, “Looking at the future, we see the BRIC countries (Brazil, Russia, China and India) emerging as the key hubs driving economic growth in the insurance industry over the next decade or so. We intend to set up strong local bases in each of these countries, to be able to benefit from the early mover advantage, while we attempt to deploy exchanges in these countries. Our recent efforts to create strong bases in Brazil, India, Singapore, and China are a step in that direction.”
“We are pleased with our results especially since they include non-recurring expenses associated with the acquisitions of EZ Data and Peak.” Ebix Chief Financial Officer Robert Kerris said, “With $19.2 million of cash as of 31st December 2009, $22 million of additional borrowing capacity, and the continued growth in operating cash flows, we believe that we are well positioned to use this cash towards making strategic accretive acquisitions in the Exchange arena.”
Investor Conference Call
Ebix will host a conference call to discuss its fourth quarter and full fiscal year 2009 results at 11:00 a.m. Eastern Standard Time today. A live audio webcast of the conference call, together with detailed financial information, can be accessed through the company’s Investor Relations home page at http://www.ebix.com. In addition, an archive of the webcast can be accessed through the same link. Participants who choose to call in to the conference call can do so by dialing 1-(973) 409-9690. A replay of the audio and text of the investor call will be available through the company’s Investor Relations home page at http://www.ebix.com
About Ebix, Inc.
A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.
With 30+ offices across Brazil, Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com
CONTACT:
Aaron Tikkoo, IR
678 -281-2027 or atikkoo@ebix.com

Ebix, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Operating Revenue	$31,304	$20,143	$97,685	$74,752

Operating expenses:
Cost of services provided	7,976	4,060	21,274	14,161
Product development	3,104	2,648	11,362	8,962
Sales and marketing	1,487	1,098	5,040	4,344
General and administrative	5,442	3,393	16,798	14,715
Amortization and depreciation	1,439	846	3,955	3,306

Total operating expenses	19,448	12,045	58,429	45,488

Operating income	11,856	8,098	39,256	29,264
Interest income	52	79	199	475
Interest expense	(279)	(450)	(1,070)	(1,626)
Other non-operating income	89	—	89	—
Foreign exchange gain	464	451	1,358	586

Income before income taxes	12,182	8,178	39,832	28,699
Income tax expense	(85)	(267)	(1,010)	(1,385)

Net income	$12,097	$7,911	$38,822	$27,314

Basic earnings per common share	$1.07	$0.80	$3.71	$2.78

Diluted earnings per common share	$0.92	$0.66	$3.10	$2.28

Basic weighted average shares outstanding	11,330	9,842	10,466	9,838

Diluted weighted average shares outstanding	13,198	12,290	12,671	12,260

Ebix, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
	(In thousands,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$19,227	$9,475
Short-term investments	1,799	1,536
Trade accounts receivable, less allowances of $565 and $453 respectively	22,861	13,562
Other current assets	2,628	951

Total current assets	46,515	25,524

Property and equipment, net	7,865	3,774
Goodwill	154,045	88,488
Intangibles, net	29,223	10,235
Indefinite-lived intangibles	20,505	11,589
Other assets	814	1,557

Total assets	$258,967	$141,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,478	$8,245
Accrued payroll and related benefits	3,634	2,709
Short term debt	23,100	24,945
Current portion of convertible debt, net of discount of $706 and $0, respectively	28,681	11,518
Current portion of long term debt and capital lease obligation	596	912
Deferred revenue	7,754	5,383
Other current liabilities	272	142

Total current liabilities	71,515	53,854

Convertible debt	—	15,000
Other long term debt and capital lease obligation, less current portion	671	290
Other liabilities	2,965	941
Deferred tax liability, net	5,529	—
Put option liability	6,596	—
Deferred revenue	269	330
Deferred rent	679	610

Total liabilities	88,224	71,025

Stockholders’ equity:
Convertible Series D Preferred stock, $.10 par value, 500,000 shares authorized, no shares issued and outstanding at December 31, 2009 and 2008	—	—
Common stock, $.10 par value, 20,000,000 shares authorized, 11,491,536 issued and 11,478,033 outstanding at December 31, 2009 and 10,006,455 issued and 9,946,710 outstanding at December 31, 2008	1,148	981
Additional paid-in capital	160,699	111,641
Treasury stock (13,503 and 59,745 shares repurchased as of December 31, 2009 and December 31, 2008 respectively)	(76)	(1,178)
Accumulated earnings (deficit)	8,623	(30,199)
Accumulated other comprehensive income (loss)	349	(11,103)

Total stockholders’ equity	170,743	70,142

Total liabilities and stockholders’ equity	$258,967	$141,167

Ebix, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
	(In thousands)
Cash flows from operating activities:
Net income	$38,822	$27,314

Adjustments to reconcile net income:
Depreciation and amortization	3,955	3,306
Provision for doubtful accounts	321	298
Provision for deferred taxes	(2,615)	(1,846)
Unrealized foreign exchange gain on forward contracts	(500)	—
Unrealized gain on put option	(89)	—
Share-based compensation	1,369	698
Changes in current assets and liabilities, net of acquisitions:
Accounts receivable	(8,619)	(163)
Other assets	(577)	737
Accounts payable and accrued expenses	1,127	(1,284)
Accrued payroll and related benefits	587	84
Deferred rent	27	(109)
Other liabilities	109	60
Deferred revenue	(40)	(2,270)

Net cash provided by operating activities	33,877	26,825

Cash flows from investing activities:
Investment in Finetre, net of cash acquired	—	—
Investment in Infinity, net of cash acquired	—	(500)
Investment in IDS, net of cash acquired	(1,000)	—
Investment in Telstra, net of cash acquired	—	(42,942)
Investment in Periculum, net of cash acquired	(200)	(1,067)
Investment in Acclamation, net of cash acquired	(85)	(21,388)
Investment in Confirmnet, net of cash acquired	(3,279)	(7,294)
(Purchases)/maturities of marketable securities, net	(263)	(507)
Investment in Facts, net of cash acquired	(6,215)	—
Investment in Peak Performance, net of cash acquired	(7,894)	—
Investment in EZ Data, net of cash acquired	(25,362)	—
Capital expenditures	(3,129)	(615)

Net cash used in investing activities	(47,427)	(74,313)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net of issuance costs	—	12,519
Proceeds from / Repayment to line of credit, net	(1,845)	9,295
Proceeds from the issuance of convertible debt	25,000	15,000
Payments to acquire treasury stock	—	(1,029)
Payments on line of credit	—	—
Repurchase of common stock	(507)	(24,246)
Payments of long term debt	(742)	(500)
Payments for capital lease obligations	(293)	(3)
Proceeds from exercise of common stock options	1,566	1,239

Net cash provided by financing activities	23,179	12,275

Effect of foreign exchange rates on cash and cash equivalents	123	(3,749)

Net change in cash and cash equivalents	9,752	(38,962)
Cash and cash equivalents at the beginning of the year	9,475	48,437

Cash and cash equivalents at the end of the year	$19,227	$9,475

Supplemental disclosures of cash flow information:
Interest paid	$1,125	$1,370